Exhibit 99.1

Media Contacts:

Andrew Samuel		Michael Micallef
Sunshine Bank		Community Southern Bank
813-659-8622		863-648-2265
a.samuel@mysunshinebank.com		mmicallef@communitysouthernbank.com

For Immediate Release

Sunshine Bancorp, Inc. Announces Acquisition of Community Southern Holdings, Inc.

Plant City, FL and Lakeland, FL (February 5, 2015) - Sunshine Bancorp, Inc. (NASDAQ: “SBCP”) (“Sunshine”), the parent holding company of Sunshine Bank, and Community Southern Holdings, Inc. (“Community Southern”), the parent holding company of Community Southern Bank, today jointly announced the signing of a definitive agreement pursuant to which Sunshine will purchase Community Southern in an all cash transaction valued at approximately $30.8 million. The combination will create a franchise with approximately $451.4 million in assets and 9 banking facilities in the Greater Tampa Bay Market.

The transaction, approved by the board of directors from both companies, utilizes Sunshine’s excess capital to expand Sunshine Bank into a contiguous market and along the growing I-4 corridor. The transaction will add approximately $246 million dollars in assets, $165 million in loans and $186 million in deposits to Sunshine Bank.

Andrew S. Samuel, President and Chief Executive Officer of Sunshine said, “We are delighted to add Community Southern to our banking family. This transaction is consistent with our strategy for selective acquisitive growth into attractive contiguous markets.”

Under the terms of the definitive agreement, Sunshine will pay $11.66 per share in cash for all of the outstanding shares of common stock of Community Southern, subject to the daily upward adjustment of $0.0016 per share if the transaction is not closed by July 31, 2015, assuming certain financial measurements are met. Additionally one current board member from Community Southern’s board will join the Sunshine board.

“In Sunshine Bank, we are pleased to have found a community banking partner that shares similar values and has high customer service standards and commitment to the community,” said John Langford, Chairman of the Board of Community Southern.

President and CEO of Community Southern, Michael Micallef, added that, “Both institutions have a similar culture and commitment to community banking. Our customers will benefit from a broader range of products and services while still receiving the high level of service used as the foundation for Community Southern’s success.”

Management expects to capitalize on cost savings through the reduction of administrative and operational redundancies. Additionally, Sunshine expects the transaction will be immediately and significantly accretive to earnings per share. The anticipated earn back for the book value dilution is approximately three years.

Upon completion of the Community Southern merger, on a pro forma basis, Sunshine will continue to maintain capital ratios in excess of the “well capitalized” levels. It is anticipated that the transaction will close in the third quarter of 2015 pending regulatory approval, approval from the shareholders of Community Southern and other customary closing conditions.

Monroe Financial Partners, Inc. acted as financial adviser to Sunshine, and Luse Gorman, PC acted as its legal adviser. Professional Bank Services, Inc. acted as financial adviser to Community Southern and Igler Pearlman, P.A. acted as its legal adviser.

About Sunshine Bancorp, Inc.

Sunshine Bancorp, Inc. was formed in 2014 as the holding company for Sunshine Bank. Sunshine Bank was first organized in 1954 in Plant City. In 2014, after converting from the mutual form of organization to the stock form, the current name of Sunshine Bank was adopted. Operations are conducted from the main office in Plant City, Florida and 4 additional offices in Hillsborough and Pasco County. Sunshine Bank provides financial services to individuals, families and businesses primarily located in Hillsborough County and Pasco County, Florida. Sunshine’s common stock is traded on the NASDAQ Capital Market under the symbol “SBCP.” For further information, visit the Company website www.sunshinestatefederal.com.

About Community Southern Holdings, Inc.

Established in 2006, Community Southern Bank is a full service community bank offering a variety of personal and business banking services. Based in Lakeland, Florida, Community Southern Bank provides a full range of financial services for professionals and businesses in the Polk County market. Community Southern has 3 offices in Polk County and a loan production office in Orlando, Florida. Community Southern’s common stock is traded through the OTC Bulletin Board under the symbol “CMUY.” For more information, visit www.communitysouthernbank.com.

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the companies operate, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date made. Readers are advised that the factors listed above could affect our financial performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. We do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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